Exhibit 99.1

              Rogers Corp. Names Vice President of Finance and CFO


     ROGERS, Conn.--(BUSINESS WIRE)--Feb. 1, 2006--Rogers Corporation (NYSE:ROG) announced that Mr. Dennis Loughran has joined the Company as Vice President of Finance and Chief Financial Officer (CFO) effective today.
     Mr. Loughran will be responsible for overseeing the Company's financial operations worldwide and helping the Company achieve its future strategic objectives. He brings to Rogers an extensive background in financial management, operations and international business. For the last five years, Mr. Loughran served as Vice President of Finance and Supply Chain at Alcoa Consumer Products. Prior to this position, he held roles of increasing responsibility over 20 years at Reynolds Metals Company (acquired by Alcoa), including Managing Director of the Global Wheels Division.
     "Our search for the right combination of operational, international and financial expertise was realized with Dennis. We are pleased to have him join Rogers, and continue the progress that our entire finance team, under the direction of Paul Middleton, Corporate Controller and Acting CFO, achieved over the past year," commented Robert D. Wachob, President and Chief Executive Officer.
     Mr. Loughran has a Bachelor of Science degree in Business Administration from the University of Richmond, and an MBA from the Virginia Commonwealth University. He is also a Certified Public Accountant.

     Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.


    CONTACT: Rogers Corporation
             Edward Joyce, 860-779-5705
             Fax: 860-779-5509
             edward.joyce@rogerscorporation.com
             www.rogerscorporation.com